                                                           File Number 70-9321


SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Amendment No. 2

to

Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
120 Tredegar Street
Richmond, Virginia 23219


CNG INTERNATIONAL CORPORATION
Two Fountain Square, Suite 600
11921 Freedom Drive
Reston, Virginia 20190-5608


Consolidated Natural Gas Company, a registered holding company, is the parent of the other party


Names and addresses of agents for service:



N. F. CHANDLER, Managing Counsel
Consolidated Natural Gas Service Company, Inc.
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199


       2                                              File Number 70-9321

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 2

to

FORM U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935



Consolidated Natural Gas Company ("CNG") et al. hereby withdraw the application-declaration under the above file number. CNG, pursuant to a merger occurring on January 28, 2000, is now a wholly-owned subsidiary of Dominion Resources, Inc. See HCAR No. 27113, dated December 15, 1999 (File No. 70-
9477). CNG is, at this time, no longer interested in pursuing investments outside the United States. It is for such reason that CNG hereby files this amendment.




SIGNATURE

	Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.


                                  CONSOLIDATED NATURAL GAS COMPANY
                                  CNG INTERNATIONAL CORPORATION

                                  By  N. F. Chandler
                                      Their Attorney







Date: March 31, 2000